(Union Central Letterhead)
               The Union Central Life Insurance Company
                         1876 Waycross Road
                         P.O. Box 40888
                    Cincinnati, Ohio 45240


Date of This Notice:
Name of Insured:
Policy Number:

               NOTICE OF RIGHT OF WITHDRAWAL

This notice is legally required by the Securities and Exchange Commission
(SEC). Please read it carefully and retain it with your important records.

We are pleased that you have recently purchased a Variable Universal Life Insurance policy from Union Central Life Insurance Company. Benefits under this policy depend on the investment experience of Carillon Life Account. You have, in accordance with the requirements of the SEC, the right to examine and return your policy for cancellation at any time within 20 days from delivery of the policy, or 45 days from the date of Part 1 of the application, or 10 days from delivery of this notice, whichever is later. Upon such cancellation, you will receive a refund equal to the greater of any premiums paid, less any partial cash surrenders, or the account value.

In determining whether or not to cancel your policy, you should consider, among other things, the projected cost of your policy and your ability to make any additional premium payments required to keep the policy in force in the event the cash value of the policy (less indebtedness) is insufficient to pay the monthly deductions as they come due. The policy describes the circumstances under which the policy will terminate.

You also received a Prospectus describing the deductions from premiums before amounts are allocated to Carillon Life Account and/or the General Account of Union Central, the monthly deductions from the policy's cash value, and the charges against the Carillon Life Account. Total premium expense charges of 6.50% are deducted from all premium payments during years 1-10. These charges consist of a sales charge of 4% and a state and local premium tax charge of 2.50%.
The sales charge reduces to 2% in year 11 and later for a total premium expense charge of 4.50%.
In addition, the policy's cash value will be reduced by a monthly deduction equal to the sum of:

- a monthly cost of insurance charge;
- a cost of any optional insurance benefits added by a rider;
- during the first year, a monthly administrative charge equal to $25 per month, and $5 per month thereafter.

If the policy is cash surrendered within the first fifteen policy years a surrender charge will be deducted. The surrender charge will be based on a charge per thousand of the specified face amount and age of the insured at issue or at the time of an increase in the specified face amount. The surrender charge declines over the fifteen policy years to zero after the fifteenth year.

Should you decide to exercise this right of cancellation, complete the enclosed form and return your policy as outlined in the instructions on the form, postmarked on or before the latest date permitted for cancellation as described above.

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                   ELECTION TO EXERCISE RIGHT OF WITHDRAWAL

                                 INSTRUCTIONS
                            PLEASE READ CAREFULLY


     If, after reading the enclosed notice, you decide to exercise your right of withdrawal, you must return your policy and complete the information below as follows:

     1.   Verify Policy Number and name of insured.

          Policy Number:____________________________

          Name of Insured:___________________________

     2.   Date and sign the bottom portion of this form.

     3.   Mail this notice, together with your policy to:

          The Union Central Life Insurance Company
          PO Box 40888
          Cincinnati OH 45240

          Make certain that the postmark on the envelope is on or before the last date permitted for cancellation as described in the attached notice.

     Pursuant to the terms of the Notice of Right of Withdrawal, I hereby return the policy numbered above for cancellation and request a refund. I hereby release The Union Central Life Insurance Company from any claims in connection with the sale or issuance of this policy and acknowledge that Union Central's sole liability with respect to the policy is the refund requested herein.



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     Date                Signature of Policyowner



                THE UNION CENTRAL LIFE INSURANCE COMPANY